Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of
NMS Communications Corporation 401(k) Plan
Framingham, Massachusetts

We consent to incorporation by reference in the Registration Statement No. 333-65084 on Form S-8 of NMS Communications Corporation of our report dated June 29, 2005, relating to the statement of assets available for benefits of the NMS Communications Corporation 401(k) Plan as of December 31, 2004, appearing in this annual report on Form 11-K of NMS Communications Corporation 401(k) Plan for the year ended December 31, 2005.

/s/ Siegfried & Schieffer, LLC

Wilmington, Delaware
June 29, 2006